Exhibit 10.1

June 26, 2023

Cheryl Gault

[Address on file with Cyclerion’s payroll]

Dear Cheryl:

This letter summarizes the terms of the transition package that Cyclerion Therapeutics, Inc. (“Cyclerion”) is providing to you in connection with your separation from employment. Please read this letter agreement (the “Letter Agreement”), which includes a general release, carefully. If you are willing to agree to its terms, please sign in the space provided below and return a complete signed scanned copy to Ole Isacson, M.D., Ph.D., Chair of the Compensation Committee of Cyclerion.

1.
You understand and acknowledge that your employment with Cyclerion will terminate as of the date of consummation of the transaction contemplated by the Asset Purchase Agreement, dated as of May 11, 2023, by and among Cyclerion, JW Celtics Corp. and JW Cycle, Inc. (the “Separation Date”), provided that you comply with Cyclerion rules and policies through the Separation Date. You will be paid a lump sum payment in cash, as soon as practicable but no later than ten (10) business days after the Separation Date, in an amount equal to the sum of: (i) any of your accrued but previously unpaid annual base salary through the Separation Date, (ii) reimbursement of any reasonable business expenses incurred by you in accordance with the Cyclerion’s applicable business expense policy but not yet paid prior to the Separation Date, provided, that you submit proper receipts for such expenses within five (5) days after the Separation Date and (iii), if applicable, any unused and accrued vacation time carried over from your prior employment at Ironwood Pharmaceuticals, Inc. You will also remain eligible to receive the recognition bonus (in the amount of $75,000) as provided under the terms of the Recognition Bonus Agreement, dated April 3, 2023, between you and Cyclerion (the “Recognition Bonus Agreement”), subject to the terms and conditions as contained in the Recognition Bonus Agreement.

2.
After the Separation Date, except as provided below, you will not be entitled to receive any benefits paid by, or participate in any benefit programs offered by, Cyclerion to its employees. You will receive, under separate cover, information concerning your right to continue your health insurance benefits after the Separation Date in accordance with COBRA.

3.
On the Separation Date, you shall execute the Separation Date Release attached hereto as Exhibit I (the “Separation Date Release”). In consideration for (i) your timely signing this Letter Agreement and complying with the promises made herein, and (ii) your timely signing, not revoking, and complying with the Separation Date Release, Cyclerion agrees to provide you with the following separation benefits (the “Severance Benefits”), provided that you comply with the terms of this Letter Agreement and the Separation Date Release:

a.
an amount equal to six (6) months of your current base salary, less lawful deductions. This will be made as salary continuation payments, consistent with Cyclerion’s regularly scheduled payroll procedures following the expiration of the revocation period set forth in Paragraph 7 of the Separation Date Release;

b.
provided that you properly and timely elect to continue your health insurance coverage under COBRA, to contribute towards the cost of such COBRA coverage in the same amount as if you were actively employed, plus any COBRA administration fees, until the earlier of (i) the six month anniversary of your Separation Date, (ii) the date you become eligible for coverage under the group health plan of another employer, (iii) the date you become eligible for Medicare benefits, and (iv) the date that the employer no longer has an obligation to provide COBRA coverage (the “COBRA Contribution Period”). During this COBRA Contribution Period, you will be required to contribute towards the cost of the COBRA premium in the same amount as if you were actively employed, which contribution you must pay directly to Benefit Strategies. After the COBRA Contribution

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Period, you will be responsible for the full cost of any such COBRA premiums. You agree to promptly notify Cyclerion if you become eligible under the group health plan of another employer or if you become eligible for Medicare benefits during the period in which Cyclerion is subsidizing your COBRA premium; and

c.
to extend the period in which you may exercise eligible outstanding unexercised stock options granted pursuant to Cyclerion’s equity incentive plans that have vested as of the Separation Date to the twenty-four (24) month anniversary of the Separation Date, provided if the original termination date of a stock option is an earlier date, such original termination date shall continue to apply. You understand and agree that you will cease vesting in any of your outstanding options granted under Cyclerion’s equity incentive plans as of the Separation Date. If you have any vested “incentive stock options”, please carefully read and comply with Exhibit 2 regarding treatment of your “incentive stock options”, which is a part of this Letter Agreement. You have no longer than 29 days following the date of this Letter Agreement to make the election set forth in Exhibit 2.

You understand, acknowledge and agree that the benefits detailed in this Paragraph 3 exceed what you are otherwise entitled to receive on separation from employment, and that these additional benefits are given as consideration in exchange for executing this Letter Agreement and the Separation Date Release. You further acknowledge that you are not entitled to any additional payments or consideration not specifically referenced in this Letter Agreement, including without limitation any payments or benefits under Cyclerion’s Executive Severance Plan, as amended and restated (the “Executive Severance Plan”).

4.
You understand and agree that you will not receive and are not entitled to the Severance Benefits specified in Paragraph 3 above, except for your execution of this Letter Agreement and the fulfillment of the promises contained in this Letter Agreement, including, without limitation, the confidentiality undertakings set forth in Paragraph 5 below, and your execution and non-revocation of the Separation Date Release. In signing this Letter Agreement, you agree to perform the following as a condition to your receipt of the Severance Benefits set forth in Paragraph 3 above: (a) promptly returning all Cyclerion-provided technology in its original condition (subject to normal wear and tear), (b) promptly returning any other Cyclerion property in your possession without damage or loss, (c) performing any other transitional or other tasks asked of you by any Cyclerion employee, including your manager, in an orderly and timely manner, and (d) refraining from acts that are intended to cause, or that do cause, damage to Cyclerion, its property (tangible and intangible) and/or its employees.

5.
Except as permitted in Paragraph 6, you agree not to disclose to anyone, either directly or indirectly, any information whatsoever regarding the existence or substance of this Letter Agreement or the Separation Date Release, except your immediate family, attorneys, financial advisors, accountants, and tax preparation professionals, provided that they agree to keep such information strictly confidential. The foregoing prohibition includes, but is not limited to, present or former employees of Cyclerion and other members of the public. You further agree, subject to Paragraph 6, not to make or publish any written or oral disparaging or defamatory statements, including online or in social media, regarding Cyclerion or its subsidiaries or affiliates, and each of their current and former employees, officers, directors and agents. You understand and agree that your obligations under this paragraph are material terms of this Letter Agreement, and that Cyclerion shall have the right, in addition to any other damages, to seek and obtain the return of the consideration paid hereunder (without impacting the validity or enforceability of the Separation Date Release) in the event you breach any of your obligations under this paragraph.

6.
Nothing in this Letter Agreement shall prohibit or restrict you from lawfully (A) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (B) responding to any inquiry or legal process directed to you individually (and not directed to Cyclerion and/or its subsidiaries) from any such Governmental Authorities; (C) testifying, participating or otherwise assisting

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in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (D) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to your attorney in relation to a lawsuit for retaliation against you for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nor does this Letter Agreement require you to obtain prior authorization from Cyclerion before engaging in any conduct described in this paragraph, or to notify Cyclerion that you have engaged in any such conduct.

7.
Subject to Paragraph 6, you hereby acknowledge and reaffirm the validity of the agreement(s) between you and Cyclerion regarding your use and non-disclosure of Cyclerion confidential information, and regarding non-competition, non-solicitation and ownership of intellectual property (as applicable), the terms and conditions of which are incorporated herein by reference and remain in full force and effect for the full term stated therein. Subject to Paragraph 6, you further agree that you shall abide by any and all common-law and statutory obligations relating to protection and non-disclosure of trade secrets and confidential and proprietary documents and information. You understand that Cyclerion would not provide you with the Severance Benefits under this Letter Agreement but for your reaffirmation of these obligations. You further understand and agree that your obligations under this paragraph are material terms of this Letter Agreement, and that Cyclerion shall have the right, in addition to any other damages, to seek and obtain the return of the consideration paid hereunder (without impacting the validity or enforceability of the Separation Date Release) in the event you breach any of your obligations under this paragraph.

8.
You agree that upon Cyclerion’s reasonable notice to you, you shall cooperate with Cyclerion and its counsel (including, if necessary, preparation for and appearance at depositions, hearings, trials or other proceedings) with regard to any past, present or future legal or regulatory matters that relate to or arise out of matters you have knowledge about or have been involved with during your employment with Cyclerion. In the event that such cooperation is required, you will be reimbursed for reasonable expenses incurred in connection therewith.

9.
You agree that if you fail to execute and return the Separation Date Release to Cyclerion on the Separation Date (or you revoke your agreement thereto), the promises and agreements made by Cyclerion herein, including but not limited to those contained in Paragraph 3, will be revoked.

10.
You understand and agree that neither the execution of this Letter Agreement or the Separation Date Release, nor the terms of the Letter Agreement or the Separation Date Release, constitute an admission of liability to you by Cyclerion or the Releasees (as such term is defined in the Separation Date Release), and such liability is expressly denied.

11.
In the event of your breach or threatened breach of this Letter Agreement, you hereby consent and agree that money damages would not afford an adequate remedy and that Cyclerion shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing actual damages and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available relief. In the event you fail to comply with any of the terms of this Letter Agreement or post-employment obligations contained in it, Cyclerion may, in addition to any other available remedies, claim any amounts paid to you under the provisions of this Letter Agreement and terminate any benefits or payments that are later due under this Letter Agreement, without waiving the Separation Date Release.

12.
This Letter Agreement, which will be construed under Massachusetts law, may not be modified, altered, or changed except upon express written consent of both parties wherein specific reference is made to this Letter Agreement.

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13.
This Letter Agreement, including all exhibits, represents the complete agreement between you and Cyclerion, and fully supersedes any prior agreements or understandings between the parties, other than the agreement(s) referred to in Paragraph 7. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to sign this Letter Agreement, except those set forth herein.

14.
Should any provision of this Letter Agreement, including any exhibits, be held to be void or unenforceable, the remaining provisions shall remain in full force and effect, to be read and construed as if the void or unenforceable provisions were originally deleted.

15.
This Letter Agreement may not be modified or amended, except upon the express written consent of both you and Cyclerion.

16.
A waiver by either party hereto of a breach of any term or provision of the Letter Agreement, including all exhibits, shall not be construed as a waiver of any subsequent breach.

17.
This Letter Agreement, may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Execution of a scanned copy will have the same force and effect as execution of an original, and a scanned signature will be deemed an original and valid signature.

18.
To the extent applicable, this Letter Agreement, is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including the exceptions thereto, and will be interpreted accordingly. Any payments under this Letter Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as short-term deferral shall be excluded from Section 409A to the maximum extent possible. References under this Letter Agreement to your Separation Date will be deemed to refer to the date upon which you experienced a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding anything in this Letter Agreement to the contrary, if required by Section 409A of the Code, if you are considered a “specified employee” for purposes of Section 409A of the Code and if payment of any amounts under this Letter Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A of the Code, payment of such amounts shall be delayed as required by Section 409A of the Code, and the accumulated amounts shall be paid in a lump sum payment within ten days after the end of the six-month period. To the extent any reimbursements or in-kind benefits due to you under this Letter Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits will be paid to you in a manner consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv). For purposes of Section 409A of the Code, to the extent applicable, each payment made under this Letter Agreement will be designated as a “separate payment” within the meaning of Section 409A of the Code. Notwithstanding the foregoing, Cyclerion makes no representations that the payments and benefits provided under this Letter Agreement comply with Section 409A and in no event shall Cyclerion be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

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Cyclerion would like to extend its appreciation to you for your past service, and its sincere hope for success in your future endeavors.

Very truly yours,

_/s/ Ole Isacson____________________________________

Ole Isacson, M.D., Ph.D

Chair of the Compensation Committee

Cyclerion Therapeutics, Inc.

Agreed and Accepted:

_/s/ Cheryl Gault______________

Cheryl Gault

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Exhibit 1

Separation Date Release

1.
In consideration of the payments and benefits provided by Cyclerion Therapeutics, Inc. (the “Cyclerion”) in Section 3 of the Letter Agreement between me and Cyclerion (the “Letter Agreement”), which I acknowledge are substantial and exceed what I am otherwise entitled to, I voluntarily and of my own free will agree to release, forever discharge and hold harmless Cyclerion, its subsidiaries, divisions and affiliates, and each of Cyclerion’s, its subsidiaries’, its divisions’ and its affiliates’ respective present or former officers, directors, trustees, employees, agents, insurers, or successors or assigns (the “Releasees”) from any and all claims, causes of action, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief legally capable of being waived, whether known or unknown, in law or in equity, which I now have, ever have had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to me, arising at any time until the date of execution of this Separation Date Release, relating in any way to, or arising in any way from, my employment relationship with Cyclerion (including the terms and conditions of employment) or the Releasees or any other associations with Cyclerion or the Releasees or the termination thereof, including without limitation any claims under Cyclerion’s Executive Severance Plan, as amended and restated. Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right, to the extent legally capable of being waived, based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, the National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act; the Immigration Reform Control Act, as amended; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq.; the Occupational Safety and Health Act, as amended; the Civil Rights Act of 1866, 29 U.S.C. § 1981, et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq.; the Americans With Disabilities Act of 1990, as amended; the Civil Rights Act of 1991; the Family and Medical Leave Act; the Equal Pay Act; the Genetic Information Nondiscrimination Act of 2008; the Workers Adjustment and Retraining Notification Act; the Massachusetts Law Against Discrimination, G.L. c. 151B; the Massachusetts Wage Payment Statutes, G.L. c. 149, §§ 148, 148A, 148B, 148C, 149, 150, 150A-150C, 151, 152, 152A, et seq.; the Massachusetts Wage and Hour Laws, G.L. c. 151§1A et seq.; the Massachusetts Privacy Statute, G.L. c. 214, § 1B; the Massachusetts Wage Payment Statute, G.L. c. 149, § 148 et seq.; the Massachusetts Sexual Harassment Statute, G.L. c. 214 § 1C; the Massachusetts Civil Rights Act, G.L. c. 12, § 11H, the Massachusetts Equal Rights Act, G.L. c. 93, § 102; the Massachusetts Equal Pay Act, G.L. c. 149, §§ 105A et seq.; the Massachusetts Sick Leave Statute, G.L. c. 149, § 148C; amendments to those laws; or any other federal or state law, regulation, or ordinance; any public policy, contract, tort, or common law; any claim for compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever; or any claim for costs, fees, disbursements or other expenses including attorneys’ fees incurred in any matters. The identification and inclusion of specific statutes and laws in this paragraph is for purposes of example only. The omission of any specific statute or law shall not limit the scope of this general release in any manner.

2.
By signing this Separation Date Release, I acknowledge that this waiver includes any claims against Cyclerion and the Releasees under Mass. Gen. Laws c. 149, § 148, et seq., - the Massachusetts Wage Act. These claims include, but are not limited to, claims for failure to pay earned wages, failure to pay overtime, failure to pay earned commissions, failure to timely pay wages, failure to pay accrued vacation or holiday pay, failure to furnish appropriate pay stubs, improper wage deductions, and failure to provide proper check-cashing facilities.

3.
I also agree to waive any right to bring, maintain, or participate in a class action, collective action, or representative action against Cyclerion and/or the Releasees to the fullest extent permitted by law. I agree that I may not serve as a representative of a class action, collective action, or representative action, may not participate as a member of a class action, collective action, or representative action, and may not recover any relief from a class action, collective action, or representative action. I further agree that if I am included within a class action, collective action, or representative action, I will take all steps necessary to opt-out of the action or refrain from opting in, as the case may be. I am not waiving any right to challenge the validity of this paragraph on any grounds that may exist in law and equity. However, Cyclerion and the Releasees

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reserve the right to attempt to enforce this Separation Date Release, including this paragraph, in any appropriate forum.

4.
Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by me of, or prevents me from making or asserting: (i) any claim or right I may have under COBRA; (ii) any claim or right I may have for unemployment insurance or workers’ compensation benefits; (iii) any claim to vested benefits under the written terms of a qualified employee pension benefit plan; (iv) any medical claim incurred during my employment that is payable under applicable employer-sponsored group medical plans or an employer-insured liability plan; (v) any claim or right that may arise after the execution of this Separation Date Release; (vi) any claim or right I may have under the Letter Agreement; or (vii) any claim that is not otherwise waivable under applicable law. In addition, nothing herein shall prevent me from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar federal or state agency or my ability to participate in any investigation or proceeding conducted by such agency; provided, however, that pursuant to Paragraph 1 of this Separation Date Release, and to the maximum extent permitted by applicable law, I am waiving any right to recover monetary damages or any other form of personal relief in connection with any such charge, complaint, investigation or proceeding. As and to the maximum extent permitted by applicable law, in the event I receive any personal or monetary relief in connection with any such charge, complaint, investigation or proceeding, Cyclerion will be entitled to an offset for the payments made pursuant to Paragraph 3 of the Letter Agreement.

5.
I affirm that I have been paid and have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, benefits, reimbursements and/or monies to which I may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, benefits, reimbursements and/or monies are due to me, except as provided in the Letter Agreement. I further affirm that I have no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act (to the extent applicable). I also affirm that I have not been retaliated against for reporting any allegations of wrongdoing by Cyclerion or its officers, including any allegations of corporate fraud. In addition, I affirm that all decisions regarding my pay and benefits through the date of my execution of this Separation Date Release were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

6.
I understand and agree that neither the execution of the Letter Agreement or this Separation Date Release, nor the terms of the Letter Agreement or this Separation Date Release, constitute an admission of liability to me by Cyclerion or the Releasees, and such liability is expressly denied.

7.
I hereby acknowledge that:

a)
I have read this Separation Date Release in its entirety and understand all of its terms;

b)
I have been advised, and I hereby am advised, to consult with an attorney before executing this Separation Date Release. I have obtained independent legal advice from an attorney of my own choice with respect to this Separation Date Release, or I have knowingly and voluntarily chosen not to do so;

c)
I freely, voluntarily and knowingly entered into this Separation Date Release after due consideration;

d)
I am not waiving or releasing rights or claims that may arise after I sign this Separation Date Release;

e)
I understand that the waiver and release in this Separation Date Release is being requested in connection with my separation from employment with Cyclerion;

f)
I have had a minimum of twenty-one (21) days to review and consider this Separation Date Release; and consult with an attorney of my choice;

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g)
I have a right to revoke this Separation Date Release by notifying Cyclerion in writing, via hand delivery, facsimile or electronic mail, within seven (7) days of my execution of this Separation Date Release;

h)
In exchange for my waivers, releases and commitments set forth herein, including my waiver and release of all claims arising under the Age Discrimination in Employment Act, the payments, benefits and other considerations that I am receiving pursuant to the Letter Agreement exceed any payment, benefit or other thing of value to which I would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein; and

i)
No promise or inducement has been offered to me, except as expressly set forth herein, and I am not relying upon any such promise or inducement in entering into this Separation Date Release.

8.
This Separation Date Release shall become immediately effective upon the expiration of the seven (7) day revocation period described in Paragraph 7(g) of this Separation Date Release above, provided I have not exercised my right to revoke. In the event that I have exercised my right to revoke this Separation Date Release during the seven (7) days revocation period described in Paragraph 7(g) of this Separation Date Release above, the obligation of Cyclerion to provide the Severance Benefits in Section 3 of the Letter Agreement, shall be deemed automatically null and void.

[Signature page follows]

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IN WITNESS WHEREOF, intending to the legally bound, I have executed this Separation Date Release.

___________________________________

Cheryl Gault

Date: ______________________, 2023*

* To be signed no earlier than the Separation Date

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